Exhibit (i)

[DECHERT PRICE & RHOADS LETTERHEAD]



                                                    July 14, 2000

Scudder Portfolio Trust
Two International Place
Boston, Massachusetts 02110

         Re: Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A (SEC File No. 2-13627)

Ladies and Gentlemen:

         Scudder Portfolio Trust, formerly Scudder Income Fund, (the "Trust") is a trust created under a written Declaration of Trust, as amended and restated, dated November 3, 1987. The Amended and Restated Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series and may also authorize the division of Shares of series of the Trust into two or more classes. By written instruments, the Trustees have from time to


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Portfolio Trust
July 14, 2000
Page 2

time established various series of the Trust and various classes of the series. The Shares are currently divided into four series (the "Funds"). Currently, the Shares of three of the Funds are divided into two classes.

         By votes adopted on November 9, 1998, November 2, 1999 and March 14, 2000, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 83 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares of three Funds: Scudder Balanced Fund, Scudder Income Fund and Scudder High Yield Bond Fund. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

         We are of the opinion that all necessary Trust action precedent to the issue of the Shares of all Funds has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 83 to the Registration Statement.

                                Very truly yours,

                                /s/Dechert Price & Rhoads